SCHEDULE 14A INFORMATION
        PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                 SECURITIES EXCHANGE ACT OF 1934

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Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 240.14a-11(c) or Rule
     240.14a-12

                KANSAS CITY POWER & LIGHT COMPANY
        (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

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     Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules
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     (1)  Amount Previously Paid:

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     (4)  Date Filed:
                                     xxxx

[Advertisement ran on April 29, 1996]

[The following letter was reproduced as part of the ad]

                                                             IBEW
         INTERNATIONAL BROTHERHOOD OF ELECTRICAL WORKERS

                                        Monday, April 22, 1996

To the members of Locals 412, 1464, and 1613 regarding the proposed merger:

We have had an opportunity to review information filed by Western Resources with the Kansas Corporation Commission as well as information supplied by KCPL. We have jointly come to a unified stance regarding the Western Resources offer. Additionally we offer a joint recommendation regarding the merger with UtiliCorp and your proxy vote.

On Monday, April 22, all of us had a meeting at our respective locations regarding this matter. These meetings have made one thing very clear to the leadership of your respective local unions. We believe that our best interest lies with the merger of KCPL and UtiliCorp. To pursue a merger with Western Resources would truly be like buying a "pig in the poke." At the last minute Western Resources has made an offer that can not be reconciled with reality and is obviously only an attempt to buy time in order to get UtiliCorp out of the Picture. Their prediction on savings can only come about by the loss of jobs.
We are talking layoffs, not attrition or retirement. Think about it.

The leadership of our company has planned for many months the merger of equals and not the hostile takeover by another company. The plans they have made are being discussed with us and the ability to accomplish this without loss of jobs has always been in the forefront of our discussions. Can we trust them to continue to work with us towards this end? We think the odds on this bet are better than the alternative. We believe our new company will rely heavily on the people they employ to achieve the goals they are setting forth, and this is music to our ears.

As to the offer from Western Resources, in our eyes their claims are unjustifiable with too many unknowns. In a filing with the Kansas Corporation Commission, Western Resources reports 531 jobs will be severed at the time of the merger. This comes just a week after publicly stating there would be no layoffs. Western Resources has stated that there would be a corporate headquarters in Kansas City. This is similar to the promises that KPL made five years ago to KGE. We understand at that time in Wichita KGE had 500+ employees, today that number is less than 200. Claims of higher stock price and higher dividends are also very suspect and unsubstantiated. Western Resources move is an attempt at a hostile takeover as opposed to a friendly merger.

We are asking you to give the same consideration to these conclusions that we have. We are asking you to vote your proxy "for" the merger of UtiliCorp and KCPL. Most importantly we are asking you to take an active part in the development of our new company. Read all the newsletters you can and come to your union meetings. Together we will become a force in this movement and strive to maintain the good jobs, benefits, and seniority rights we have earned.

Meetings will be held at each location in the next week with Union Leaders and Company Executives to answer your questions and concerns.

     /s/WALT LITTLE                     /s/GARY PHELPS
     /s/ROBERT N. MADRIGAL              /s/JAMES WHALEN
     /s/NIGEL PECK                      /s/LINDA MATHEWS

[end of letter]

                        KCPL and UtiliCorp
                  Our unions are for our union

     After reviewing all the facts, Locals 412, 1464 and 1613 of the International Brotherhood of Electrical Workers have come to the same conclusion we have. They've endorsed the proposed merger of Kansas City Power & Light Company with UtiliCorp United.

     It just makes sense. Not just for the workers, but also for the community and especially for the shareholders. The last ditch effort of Western Resources to block this merger is a desperate attempt to derail the formation of a strong competitor.

     Western's hostile takeover attempt has been accompanied by a host of empty promises. Promises that flat out defy reality and are neither believable or achievable.

     Western has made inflated savings claims. They've promised dividend increases while their official SEC filings admit the dividend may be substantially less than what they are promising publicly. Don't believe the hype!

     The new KCPL/UtiliCorp company will be a merger of two committed partners. Compare that with a forced marriage of a hostile raider and an unwilling victim. Which company would you invest in for growth, success and increased shareholder value?

     The answer is obvious.

          Don't gamble on Western's self-serving "promises."
 Vote YES to the KCPL/UtiliCorp merger on the WHITE proxy card.

                              [KCPL Logo]

                               XXXXX

[Advertisement ran April 29, 1996]

                    IT'S ABOUT CREDIBILITY

To Our Shareholders:

      OUR FRIENDLY MERGER CREATES A STRONG, NEW COMPANY
            ... WESTERN IS TRYING TO BREAK IT UP

Clearly, Western Resources, Inc.'s hostile bid is not designed to create a company, it's to break up what it sees as a formidable, new competitor -- the company created through the friendly merger of equals between Kansas City Power &
Light Company and UtiliCorp United Inc.

Think about it. To pay fair and equitable dividends -- and to deliver enduring value to shareholders over the long term -- much more is needed than simply an illusory offer built upon faulty assumptions. And Western Resources' "offer" has so many conditions and hurdles attached to it that shareholders have to wonder just how real it really is.

Ask         Why is Western conditioning its     ... which is
yourself:   "offer" on at least 90% of KCPL     unlikely to be
            shares being tendered ...           achieved in any
                                                hostile situation?

Ask         Are you willing to wait as long as  ... who will have to
yourself:   two years hoping to get Western     approve a deal that
            shares knowing that the payoff is   appears to be
            in the hands of Western's           dilutive to them?
            shareholders ...

Ask         Are you at all confident that       ... when it states,
yourself:   Western will receive all            in its own S-4 SEC
            "necessary or desirable"            filing, that there
            governmental and regulatory         can be no assurances
            approvals ...                       that such approvals
                                                can be obtained?

Ask         Are you certain that this           ... when Western
yourself:   transaction is tax-free (which the  admitted, in its S-4
            KCPL/UtiliCorp merger would be)     SEC filing, that the
            ...                                 tax-exempt status of
                                                the transaction "is
                                                not free from
                                                doubt"?

Ask         Are you certain that Missouri's     ... when KCPL's
yourself:   anti-takeover statute, which among  Board of Directors
            other things requires KCPL's board  already has rejected
            approval, won't preclude the deal   Western's offer?
            from closing ...

Ask         Are you aware that an exchange      ... which could take
yourself:   offer in the utility industry       up to two years?
            can't close until all regulatory
            approvals are received ...

Ask         Are you comfortable with Western    ... when it may do
yourself:   having up to two years to amend     so, at any time
            its offer, or terminate it          during that period,
            completely ...                      at its sole
                                                discretion?

Ask         Are you confident that there will   ... when Western
yourself:   be no layoffs in a hostile          admits in its
            takeover of KCPL ...                official filings to
                                                531 "merger related
                                                reductions"?

             Your conclusion should be obvious.

           Western's hostile bid is not credible,
                    it's not achievable,
                   and it's not strategic.

And your choice also should be obvious. Vote for the KCPL/UtiliCorp merger. Don't let this transaction go away.
Please sign, date and mail the WHITE proxy card today.

If you have any questions or need assistance in completing the WHITE proxy card, KCPL shareholders should call KCPL's proxy solicitor, D.F. King & Co., Inc., toll free, at 1-800-714-
3312.

April 29, 1996                                  [KCPL LOGO]